Exhibit 99

Dillard’s, Inc. Reports February Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--March 5, 2009--Dillard’s, Inc. (NYSE:DDS) (“Dillard’s” or the “Company”) announced today that merchandise sales (“sales”) for the four weeks ended February 28, 2009 were $497,680,000 compared to sales for the four weeks ended March 1, 2008 of $581,612,000. Total sales decreased 14%. Sales in comparable stores decreased 13% for the four-week period.

During the four weeks ended February 28, 2009, sales were slightly above the average total company trend in the Central region, slightly below trend in the Eastern region and below trend in the Western region.

During the four weeks ended February 28, 2009, the sales performance in cosmetics was significantly better than the average company trend. The sales performance in juniors’ and children’s apparel was significantly below trend.

Dillard’s will report results for the fourth quarter and fiscal year ended January 31, 2009 this afternoon following the close of the New York Stock Exchange.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations